Exhibit 10.1
PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA
PRUDENTIAL SAVINGS BANK
PRUDENTIAL MUTUAL HOLDING COMPANY
PSB DELAWARE, INC.
TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) by and among Prudential Bancorp, Inc. of Pennsylvania (the “Company”), Prudential Savings Bank (the “Bank”), Prudential Mutual Holding Company (the “MHC”), PSB Delaware, Inc. (“PSB”) and collectively with the Company, the Bank and the MHC, “Prudential”) and Joseph W. Packer, Jr. is entered into as of April 18, 2012.

WHEREAS, Mr. Packer currently serves as a member of the Board and as Chairman of the Board of Directors of each of the Company, the Bank and the MHC;

WHEREAS, the Bank has adopted a Board and Management Succession Plan addressing not only senior executive management succession planning but succession planning as well with respect to the membership of the Board of Directors;

WHEREAS, Mr. Packer and the Board of Directors of each of the Company, the Bank and the MHC believe it is the best interests of the MHC, the Company and the Bank to provide for a smooth transition of  the Chairmanship of the Boards as part of Prudential’s Board succession planning process;

WHEREAS, Mr. Packer previously entered into as of November 19, 2008 an Amended and Restated Retirement Agreement (the “Retirement Agreement”) providing certain specified retirement benefits upon his retirement as President and Chief Executive Officer of the Bank;

WHEREAS, Mr. Packer also has previously entered into a Split-Dollar Agreement with the Bank dated June 22, 1994, as amended November 19, 2008 and June 15, 2011 (the “Split-Dollar Agreement”), providing for certain benefits with respect to split-dollar insurance maintained by the Bank for his benefit;

WHEREAS, Mr. Packer, in addition, previously entered into two Amended and Restated Split-Dollar Collateral Assignments, each dated as of November 19, 2008 (the “Collateral Assignments”), addressing the assignment of certain interests of Mr. Packer in split-dollar insurance policies to the Bank (the Retirement Agreement, the Split-Dollar Agreement and the Collateral Assignments are collectively referred to hereinafter as the “Prior Agreements”);

WHEREAS, Mr. Packer has provided valuable services to the Bank for more than sixty one (61) years and to the Company and the MHC since their formation in 2004;

WHEREAS, Mr. Packer desires to retire from his position as a member of the Boards of Directors of the Company, the Bank and the MHC and as Chairman of the Board of Directors of each of the Company, the Bank and the MHC, effective as of December 31, 2012, and to provide services under the terms set forth herein to the Company, the Bank and PSB on a part-time basis; and

WHEREAS, Prudential desires to have Mr. Packer undertake, and Mr. Packer is willing to undertake, certain consulting obligations on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

1.	Effective Date. The “Effective Date” of the Agreement is March 21, 2012.

2.	Service on the Boards; Chairman Emeritus; Service to the MHC.

     (a)        Mr. Packer will continue to serve as a member of and as Chairman of the Board of Directors of each of the Company, the Bank and the MHC from the Effective Date through December 31, 2012 (“Continued Service Period”).  Mr. Packer shall be entitled during the Continued Service Period to receive the same level of compensation for his service as a director and as Chairman of the Board of the Boards of Directors of Prudential as in effect as of the Effective Date.  Effective December 31, 2012, Mr. Packer shall resign from the Boards of Directors of each of the Company, the Bank and the MHC and from all positions held thereon including the Chairmanship thereof.  In addition, effective December 31, 2012, Mr. Packer shall cease providing investment advisory services to the MHC.

     (b)        Effective January 1, 2013, Mr. Packer shall be appointed as Chairman Emeritus of both the Company and the Bank and will continue to serve in such capacity, until December 31, 2015, subject to the terms of this Agreement.

3.        Consulting Period.  The Company and the Bank hereby agree to engage Mr. Packer, and Mr. Packer hereby agrees to provide services to the Company, the Bank and PSB, the Bank’s wholly owned subsidiary, subject to the terms and conditions of this Agreement, for the period commencing on the January 1, 2013 and ending on December 31, 2015 (the “Consulting Period”).  Notwithstanding anything to the contrary herein, the parties hereto can extend the Consulting Period beyond December 31, 2015 upon the determination of mutually acceptable terms.

4.        Consulting Services.

     (a)        Duties.  During the Consulting Period, Mr. Packer shall advise the Boards of Directors of the Company and the Bank and shall confer with and report to the Chairman of the Board of the Company and the Bank with respect to the matters that are the subject of this Agreement.  During the Consulting Period, Mr. Packer shall (i) provide his personal advice and counsel to the Company and the Bank regarding their respective operations, customer relationships, growth and expansion opportunities; (ii) serve as a liaison to the communities served by the Company, the Bank and the MHC; (iii) assist Thomas A. Vento in his transition to Chairman of the Boards of the Company, the Bank and the MHC; (iv) attend industry functions as a representative of the Company and the Bank; (v) provide investment advice to PSB; and (vi) provide such other consultative services that may arise in connection with the business and operations of the Company and its subsidiaries in the Commonwealth of Pennsylvania and in the States of Delaware and New Jersey as may be reasonably requested by the Chairman of the Board of the Company and/or the Bank or his designee from time to time (collectively, the “Consulting Services”).  Except as set forth below, the Consulting Services will include, without limitation, monthly meetings or teleconferences between Mr. Packer and the Chairman of the Board of the Company and/or the Bank or with respect to the Consulting Services being rendered to PSB, meetings with the Board of Directors of PSB or the Investment Committee thereof; efforts by Mr. Packer to enhance the business activities of the Company and its subsidiaries in the Commonwealth of Pennsylvania or the States of Delaware or New Jersey, including without limitation meeting with existing and potential customers of the Company and its subsidiaries located in each such jurisdiction; attendance at certain public functions in the Commonwealth of Pennsylvania on behalf of the Company and its subsidiaries; attendance at meetings of the Boards of Directors of the Company and the Bank to report on the business activities of the Company and its subsidiaries in the Commonwealth of Pennsylvania or the States of Delaware or New Jersey and attendance at certain functions of the Company and its subsidiaries. Consulting Services may be provided in person, telephonically, electronically or by correspondence to the extent appropriate under the circumstances.

(b)         Geographic Location.  Mr. Packer shall provide the Consulting Services in the Commonwealth of Pennsylvania, including without limitation the market areas of the Company and the Bank, except to the extent such services rendered to PSB may need to be rendered in the State of Delaware.

5.           Compensation.

(a)          Monthly Payments.  In consideration of the obligations and commitments of Mr. Packer under this Agreement, including but not limited to Sections 3 and 9 hereof, the Company and/or the Bank agrees to pay to Mr. Packer an amount equal to $4,167 per month on the first business day of each month during the Consulting Period, commencing January 1, 2013 through and including December 1, 2015 (the “Monthly Fee”). In addition, PSB agrees to pay Mr. Packer during the Consulting Period $2,083 per month on a basis consistent with the Monthly Fee for his investment advisory services provided thereto (“PSB Fee” and collectively with the Monthly Fee, the “Consulting Fees”).  During the Consulting Period, Mr. Packer shall be treated as an independent contractor and shall not be deemed to be an employee of the Company or any affiliate or subsidiary of the Company.

     (b)          Prior Agreements.  The Prior Agreements shall remain in full force and effect and Mr. Packer’s rights and privileges thereunder shall not be affected by or be subject to the provisions of this Agreement.

     (c)          Existing Stock Options and Restricted Stock Awards; New Plans.  The 16,962 vested stock options held by Mr. Packer as of the Effective Date of this Agreement to purchase shares of common stock of the Company shall remain outstanding and exercisable in accordance with their terms.  The options covering 11,306 shares of common stock of the Company and the restricted stock awards covering 4,522 shares which remain unvested as of the Effective Date will continue to vest in accordance with the terms of their grant so long as Mr. Packer continues to serve as a director emeritus of the Company and/or the Bank.  To the extent that the Company adopts new stock benefit plans during the Consulting Period pursuant to the terms of which directors emeritus are eligible to participate, Mr. Packer shall be eligible to participate in such new plans as the Chairman Emeritus.

(d)           Expenses.  The Company and/or the Bank shall reimburse Mr. Packer or otherwise provide for or pay for all reasonable expenses incurred by Mr. Packer at the request of the Company, the Bank or PSB, subject to such reasonable documentation as may be requested by the Company, the Bank or PSB.  If such expenses are paid in the first instance by Mr. Packer, the Company and/or the Bank (or as applicable, PSB) shall reimburse Mr. Packer therefor upon receipt of such reasonable documentation as may be requested by the Company.  Such reimbursements or payments shall be made promptly by the Company, the Bank or PSB, as applicable, and, in any event, no later than March 15th of the year immediately following the year in which such expenses were incurred.

(e)           Proration.  Mr. Packer’s Monthly Fee, benefits and expenses shall be paid by the Company and the Bank in the same proportion as the time and services actually expended by Mr. Packer on behalf of the Company and the Bank.  The PSB Fee and related expenses shall be paid by PSB.

6.           Termination of Consulting Services.

(a)          Death or Disability.  Mr. Packer’s services shall terminate automatically upon his death during the Consulting Period.  If Mr. Packer becomes disabled during the Consulting Period (pursuant to the definition of Disability set forth below), the Company and/or the Bank may give to Mr. Packer written notice in accordance with Section 12 of this Agreement of its intention to terminate Mr. Packer’s services.  In such event, Mr. Packer’s services with the Company, the Bank and PSB shall terminate effective on the 60th day after receipt of such notice by Mr. Packer (the “Disability Effective Date”), provided that, within the sixty (60) days after such receipt, Mr. Packer shall not have returned to perform his duties.  For purposes of this Agreement, “Disability” shall mean Mr. Packer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician selected by the Company or its insurers and reasonably acceptable to Mr. Packer or Mr. Packer’s legal representative.

(b)         Cause.  The Company and the Bank may terminate Mr. Packer’s services during the Consulting Period for Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)           the continued failure of Mr. Packer to perform substantially his duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Packer by the Board of Directors of the Company and/or the Bank which specifically identifies the manner in which the Board of Directors believes that Mr. Packer has not substantially performed his duties and after Mr. Packer has been given a 15 day period to cure such failure; or

(ii)           the willful engagement by Mr. Packer in illegal conduct or gross misconduct which violates any written code of conduct of the Company and/or the Bank or which is otherwise materially and demonstrably injurious to the Company and/or the Bank; or

(iii)           conviction of a felony or a guilty or nolo contendere plea by Mr. Packer with respect thereto.

For purposes of this provision, no act or failure to act, on the part of Mr. Packer, shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company and/or the Bank.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of either the Company or the Bank or upon the instructions of the Chairman of the Board or a senior officer of the Company and/or the Bank or based upon the advice of counsel for the Company and/or the Bank shall be conclusively presumed to be done, or omitted to be done, by Mr. Packer in good faith and in the best interests of the Company and the Bank.  The cessation of the services of Mr. Packer for conduct described in subparagraph (i) or (ii) above shall not be deemed to be for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors of the Company and/or the Bank at a meeting of the Board of Directors called and held for such purpose (after not less than ten (10) days advance notice is provided to Mr. Packer and he is given an opportunity, together with counsel chosen by him, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board, Mr. Packer is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.  The Company and/or the Bank may suspend Mr. Packer’s authority (with a continuation of the Consulting Fees during such period of suspension) after the provision of a notice of intention to terminate his services for conduct described in subparagraph (i) or (ii) above and prior to the time he is given an opportunity to meet with the Board of Directors, and any such suspension shall not constitute “Good Reason” as defined in Section 5(c) below.

(c)           Good Reason.  Mr. Packer’s services may be terminated by him for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of Mr. Packer, any material breach of this Agreement by the Company and/or the Bank, including without limitation any of the following: (A) a material reduction in the Monthly Fee or PSB Fee payable to Mr. Packer; or (B) a material diminution in the authority, duties or responsibilities of the individual to whom Mr. Packer is required to report; provided, however, that prior to any termination of service for Good Reason, Mr. Packer must first provide written notice to the Company and the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Company and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Company and the Bank received the written notice from Mr. Packer.  If the Company and the Bank remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Company and the Bank do not remedy the condition within such thirty (30) day cure period, then Mr. Packer may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(d)           Notice of Termination.  Any termination by the Company and/or the Bank for Cause, or by Mr. Packer for Good Reason, shall be communicated by a written Notice of Termination to the other party hereto given in accordance with Section 12 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Mr. Packer’s services under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).  The failure by Mr. Packer or the Company and/or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Mr. Packer or the Company and/or the Bank, respectively, hereunder or preclude him or the Company and/or the Bank, respectively, from asserting such fact or circumstance in enforcing his or the Company’s or the Bank’s rights hereunder.

(e)           Date of Termination.  “Date of Termination” means (i) if Mr. Packer’s services are terminated by the Company and/or the Bank for Cause, or by Mr. Packer for Good Reason, the date on which the Notice of Termination is given, or any later date specified therein within thirty (30) days of delivery of such notice, as the case may be, or (ii) if Mr. Packer’s services are terminated for any other reason, the Date of Termination shall be the date specified in such Notice of Termination.

7.           Obligations of the Company and the Bank upon Termination of Consulting Services.  If Mr. Packer’s services are terminated for any reason during the Consulting Period, the Company and/or the Bank and/or PSB, to the extent applicable, shall pay him in a lump sum in cash within thirty (30) days after the Date of Termination any accrued but unpaid Consulting Fees earned by Mr. Packer through the Date of Termination.

8.           Full Settlement.  The obligations of the Company, the Bank and/or PSB to make the payments provided for in this Agreement and otherwise to perform its respective obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company and/or the Bank may have against Mr. Packer or others.  In no event shall Mr. Packer be obligated to seek other services or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not he obtains other consulting services.

9.           Confidentiality.

(a)           Except as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), Mr. Packer shall keep secret and confidential and shall not disclose to any third party (other than the MHC, the Company or any of its direct or indirect subsidiaries or any persons employed or engaged by such entities) in any fashion or for any purpose whatsoever any information regarding the MHC, the Company or any of its direct or indirect subsidiaries which is not available to the general public to which Mr. Packer had access at any time during the course of Mr. Packer’s service to the MHC, the Company or any of its subsidiaries, including, without limitation, any such information relating to:  business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; customers and customer lists; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures.

(b)           Mr. Packer agrees that damages at law will be an insufficient remedy to the Company, the Bank and the MHC in the event he violates any of the provisions of paragraph (a) of this Section 9, and that the Company, the Bank and/or the MHC may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in paragraph (a) of this Section 9.  Mr. Packer hereby consents to any injunction (temporary or otherwise) which may be issued against him and to any other court order which may be issued against him from violating, or directing Mr. Packer to comply with, any of the covenants in paragraph (a) of this Section 9.  Mr. Packer also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company, the Bank and/or the MHC against him for such breaches or threatened or attempted breaches.

(c)           Notwithstanding anything to the contrary herein, the violation of the terms and conditions of paragraph (a) of this Section 9 by Mr. Packer will not affect his rights and privileges under the Prior Agreements.

10.          Representations and Warranties.  Each party hereto represents and warrants to each other that they have carefully read this Agreement and consulted with respect thereto, to the extent deemed appropriate, with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect.  Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against it in accordance with its terms.

11.          Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon Mr. Packer and his assigns and upon the Company, the Bank and the MHC, including any successor to the Company, the Bank or the MHC by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of the Company, the Bank or the MHC may be sold or otherwise transferred.  Any successor to the Company, the Bank or the MHC by merger, consolidation or other change in form shall expressly in writing assume all obligations of the Company, the Bank and the MHC hereunder as fully as if it had been originally made a party hereto, and this Agreement shall continue in effect following any change in control of the Company and/or the Bank and/or the MHC.  This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

12.          Notices.  Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

If to Mr. Packer:

Joseph W. Packer, Jr.
At the address last appearing on the
personnel records of the Bank

If to the Company, the Bank and the MHC:

Prudential Bancorp, Inc. of Pennsylvania
Prudential Savings Bank
Prudential Mutual Holding Company
1834 Oregon Avenue
Philadelphia, Pennsylvania  19145
Attention: Chairman of the Board

13.          Withholding.  The Company, the Bank and/or PSB may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.          Entire Agreement; Severability.

(a)           This Agreement incorporates the entire understanding between the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Company, the Bank and/or the MHC and Mr. Packer with respect to the subject matter hereof.  In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

(b)           Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

15.           Amendment; Waiver.

(a)            This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each party hereto; provided, however, that notwithstanding anything in this Agreement to the contrary, the Company, the Bank and the MHC may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

(b)            Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

16.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

17.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction.

18.           Headings.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

19.           Regulatory Provisions.  Notwithstanding anything to the contrary contained in this Agreement, any payments to Mr. Packer by the Company, the Bank and/or the MHC, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with, to the extent applicable, Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

[The next page is the signature page.]

IN WITNESS WHEREOF, Mr. Packer has hereunto set his hand and the Company, the Bank, the MHC and PSB have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

ATTEST:

By:	/s/ A.J. Fanelli	/s/ Joseph W. Packer, Jr.
Name: A.J. Fanelli		Name: Joseph W. Packer, Jr.
Title: Director

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

By:	/s/ Thomas A. Vento
Name:	Thomas A. Vento
Title:	President and Chief Executive Officer

PRUDENTIAL SAVINGS BANK

By:	/s/ Thomas A. Vento
Name:	Thomas A. Vento
Title:	President and Chief Executive Officer

PRUDENTIAL MUTUAL HOLDING COMPANY

By:	/s/ Thomas A. Vento
Name:	Thomas A. Vento
Title:	President and Chief Executive Officer

PSB DELAWARE, INC.

By:	/s/ Thomas A. Vento
Name:	Thomas A. Vento
Title:	President

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